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As filed with the Securities and Exchange Commission on May 23, 2003

Registration No.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REALTY INCOME CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	220 West Crest Street Escondido, California 92025-1707 (760) 741-2111 (Address of Principal Executive Offices including Zip Code)	33-0580106 (I.R.S. Employer Identification Number)

The 2003 Incentive Award Plan of Realty Income Corporation
(Full Title of the Plan)

Michael R. Pfeiffer, Esq. Executive Vice President, General Counsel and Secretary c/o Realty Income Corporation 220 West Crest Street Escondido, California 92025-1707 (760) 741-2111	Copy to: William J. Cernius Jeevan B. Gore Latham & Watkins, LLP 650 Town Center Drive, Suite 2000 Costa Mesa, California 92626 (714) 540-1235
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $1.00 Par Value	1,714,000	$37.81	$64,806,340	$5,243

(1)
1,714,000 shares of Common Stock issuable upon exercise of options granted pursuant to The 2003 Incentive Award Plan for Realty Income Corporation, which plan is adopted by Realty Income Corporation, a Maryland corporation. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares registered hereunder includes an indeterminate number of shares of Common Stock that may be issued in accordance with the provisions of such plan in connection with any anti-dilution provision or in the event of any change in the outstanding shares of Common Stock, including a stock dividend or stock split.

(2)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended (the "Securities Act"), and is based on the average ($37.81) of the high and low sales price of the Registrant's Common Stock, as reported on the New York Stock Exchange on May 21, 2003.

Proposed sale to take place as soon after the effective date of this registration statement as options granted under the Plan are exercised.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information

        Not required to be filed with or included in this Registration Statement by incorporation by reference, or otherwise.

Item 2.    Registrant Information and Employee Plan Annual Information

        Not required to be filed with or included in this Registration Statement by incorporation by reference, or otherwise.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents, which have been filed with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

  (a)
  Annual Report on Form 10-K of Realty Income Corporation (the "Company") for the year ended December 31, 2002;

  (b)
  The Company's Current Report on Form 8-K dated March 5, 2003;

  (c)
  The Company's Current Report on Form 8-K dated May 1, 2003;

  (d)
  The Company's Definitive Proxy Statement on Schedule 14A relating to the Annual Meeting of Stockholders of Realty Income Corporation held on May 6, 2003; and

  (d)
  Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2003.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        The validity of the issuance of the shares of common stock registered hereby has been passed upon for the Company by Venable, Baetjer and Howard, LLP.

        The consolidated financial statements and schedule of Realty Income Corporation and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Item 6.    Indemnification of Directors and Officers.

        The Maryland General Corporation Law ("MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The charter of the Company (the "Charter") contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

        The Charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Company. The bylaws of the Company (the "Bylaws") obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter also permits the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

        The MGCL requires a corporation (unless its charter provides otherwise, which the Company's Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity against reasonable expenses incurred by him in connection with the proceeding. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director, or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

        The inclusion of the above provisions in the Charter and Bylaws may have the effect of reducing the likelihood of stockholder derivative suits against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their statutory duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

        See Index to Exhibits.

Item 9.    Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Escondido, State of California, on May 22, 2003.

REALTY INCOME CORPORATION
By:	/s/ MICHAEL R. PFEIFFER
	Name:	Michael R. Pfeiffer
	Title:	Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. Pfeiffer to be his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for his or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign this Registration Statement and any and all amendments thereto (including post-effective amendments and any registration statement pursuant to Rule 462(b)), and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 22, 2003.

/s/ WILLIAM E. CLARK William E. Clark	Chairman
/s/ THOMAS A. LEWIS Thomas A. Lewis	Vice Chairman and Chief Executive Officer
/s/ PAUL M. MEURER Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ GREGORY J. FAHEY Gregory J. Fahey	Vice President, Controller (Principal Accounting Officer)
/s/ KATHLEEN R. ALLEN, PH.D Kathleen R. Allen, Ph.D	Director
/s/ DONALD R. CAMERON Donald R. Cameron	Director
/s/ ROGER P. KUPPINGER Roger P. Kuppinger	Director
/s/ MICHAEL D. MCKEE Michael D. McKee	Director
/s/ WILLIAM H. SMITH, JR. William H. Smith, Jr.	Director

INDEX TO EXHIBITS

Exhibit
4.1	Pricing Committee Resolutions and Form of 7.75% Notes due 2007 (filed as Exhibit 4.2 to the Company's Form 8-K dated May 5, 1997 and incorporated herein by reference).
4.2	Indenture dated as of May 6, 1997 between the Company and The Bank of New York (filed as Exhibit 4.1 to the Company's Form 8-K dated May 5, 1997 and incorporated herein by reference).
4.3	First Supplemental Indenture dated as of May 28, 1997, between the Company and The Bank of New York (filed as Exhibit 4.3 to the Company's Form 8-B and incorporated herein by reference).
4.4	Rights Agreement, dated as of June 25, 1998, between Realty Income Corporation and The Bank of New York (filed as exhibit 1 to the Company's registration statement on Form 8-A, dated June 26, 1998, and incorporated herein by reference).
4.5	Pricing Committee Resolutions (filed as exhibit 4.2 to the Company's Form 8-K, dated October 27, 1998 and incorporated herein by reference).
4.6	Form of 8.25% Notes due 2008 (filed as exhibit 4.3 to the Company's Form 8-K, dated October 27, 1998 and incorporated herein by reference).
4.7	Indenture dated as of October 28, 1998 between Realty Income Corporation and The Bank of New York (filed as exhibit 4.1 to the Company's Form 8-K, dated October 27, 1998 and incorporated herein by reference).
4.8	Pricing Committee Resolutions and Form of 8% Notes due 2009 (filed as exhibit 4.2 to the Company's Form 8-K, dated January 21, 1999 and incorporated herein by reference).
4.9	Form of 5 3/8% Senior Notes due 2013 (filed as exhibit 4.2 to the Company's Form 8-K, dated March 5, 2003 and incorporated herein by reference).
4.10	Officer's Certificate pursuant to sections 201, 301 and 303 of the Indenture dated October 28, 1998 between Realty Income Corporation and The Bank of New York, as Trustee, establishing a series of securities entitled 5 3/8% Senior Notes due 2013 (filed as exhibit 4.3 to the Company's Form 8-K, dated March 5, 2003 and incorporated herein by reference).
+5.1	Opinion of Venable, Baetjer and Howard, LLP.
+10.1	The 2003 Incentive Award Plan of Realty Income Corporation.
+23.1	Consent of Venable, Baetjer and Howard, LLP (included in Exhibit 5.1).
+23.2	Consent of KPMG, LLP.
+24.1	Power of Attorney (contained on signature page to this Registration Statement).

+
Filed herewith.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  Item 1. Plan Information
  Item 2. Registrant Information and Employee Plan Annual Information
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS